Exhibit 107

EX-FILING FEES

CALCULATION OF FILING FEE TABLES

FORM F-3

(Form Type)

EHang Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be paid	Equity	Class A ordinary shares, par value US$0.0001 per share(1)(3)	456(b), 457(r)	(2)	(4)	(4)	(5)		(5)
Fees to be paid	Debt	Debt securities	456(b), 457(r)	(2)	(4)	(4)	(5)		(5)
Fees to be paid	Equity	Warrants		(2)	(4)	(4)	(5)		(5)
Fees to be paid	Equity	Class A ordinary shares, par value US$0.0001 per share(1)(3)	457(o)			100,000,000	0.00014760	US$	14,760
Fees paid previously	—	—	—	—	—	—			—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—				—	—	—	—
	Total Offering Amount					100,000,000		US$	14,760
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due							US$	14,760

(1)

Includes securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date when the securities are first bona fide offered to the public. These securities are not being registered for the purposes of sales outside of the United States.

(2)

Omitted pursuant to General Instruction II.C to Form F-3. The amount to be registered consists of an indeterminate amount of Class A ordinary shares, debt securities and warrants, that may be offered and sold from time to time in one or more offerings.

(3)

The offered Class A ordinary shares may be represented by American Depositary Shares. American Depositary Shares issuable on deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-235360). Each American Depositary Share represents the right to receive two Class A ordinary shares.

(4)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(5)

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee other than the registration fee due in connection with US$100,000,000 of American Depositary Shares representing the Class A ordinary shares that may be issued and sold from time to time under the sales agreement prospectus included herein. Any subsequent registration fees will be paid on a pay-as-you-go basis.

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